EXHIBIT A

THIRD AMENDMENT OF MLOA/AXA NETWORK GENERAL AGENT SALES AGREEMENT

THIRD AMENDMENT dated as of                          , 2013 by and between MONY LIFE INSURANCE COMPANY OF AMERlCA, an Arizona life insurance company (“MONY America”) and AXA NETWORK, LLC, a licensed insurance agency (“General Agent”).

WHEREAS, General Agent currently sells and services fixed and variable MONY America life insurance policies and annuity contracts pursuant to a General Agent Sales Agreement dated as of June 6, 2005 between MONY American and General Agent (the “Sales Agreement”); and

WHEREAS, MONY America, General Agent and AXA Advisors, LLC, Broker-Dealer’s affiliated broker-dealer, are, simultaneously herewith, entering into a General Agent and Broker-Dealer Servicing Agreement pursuant to which General Agent and Broker-Dealer will service all in-force variable MONY America life insurance policies and annuity contracts covered by the Sales Agreement on the date hereof (the “In-Force Policies”) other than the fixed and variable policies and contracts more particularly described on Exhibit A attached hereto (the “Continuing In-Force Policies”);

WHEREAS, MONY America and General Agent wish to terminate the Sales Agreement as to all of the In-Force Policies other than the Continuing in-Force Policies but continue the Sales Agreement as to the Continuing In-Force Policies and all MONY America fïxed and variable policies and/or contracts which may be sold thereunder on or after the date hereof;

NOW, THEREFORE, MONY America and General Agent hereby agree to modify and amend the Sales Agreement as follows:

1. The Sales Agreement shall be of no further force or effect from and after the date hereof as to any of In-Force Policies other than the Continuing In-Force Policies. All rights and obligations of the parties under the Sales Agreement with respect to any of the In-Force Policies other than the Continuing In-Force Policies are hereby terminated, and each party hereby releases and discharges the other from any and all past, present and/or future claims, demands, suits, actions, costs and expenses arising under the Sales Agreement with respect to any of the In-Force Policies other than the Continuing In-Force Policies.

2. The Sales Agreement shall continue in full force in effect in accordance with the terms and conditions thereof with respect to the Continuing In-Force Policies and all MONY America fixed and variable life insurance policies and/or annuity contracts which may be sold thereunder on or after the date hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers.

MONY Life Insurance Company of America		AXA Network, LLC

By:		By:
	Name:		Name:
	Title:		Title:

EXHIBIT A

THIRD AMENDMENT OF MLOA/AXA NETWORK GENERAL AGENT SALES AGREEMENT

EXHIBIT A

Continuing In-Force Policies

All CSVUL (COLI) policies

All IL LEGACY Policy Series policies

All Indexed Universal Life policies